Exhibit 10.8

SERVICE MODULE: PROFESSIONAL SERVICES

DBS Lead	DBS Bank (Hong Kong) Limited
Supplier Lead	TalentQuest HR Limited
General Terms Reference No.	Y24-DBS-HKG-00422
General Terms Effective Date	1 April 2024
Module Reference No.	Y25-DBS-HKG-XXXXX
Module Effective Date	1 October 2025

This is a Module entered into in accordance with clause 2.1 of the General Terms between DBS Lead and Supplier Lead. It applies to all Orders for professional Services between DBS Entities and Supplier Entities.

1	Definitions

1.1	Capitalised terms used but not defined in this Module have the meaning given to them in the General Terms. In addition, in this Module:

Acceptance / Accepted	means written notice by DBS confirming that a Deliverable has met its Acceptance Criteria.

Acceptance Criteria	means the criteria for Acceptance of a Deliverable specified in an Order or Acceptance Test Plan.

Acceptance Test Plan	means the plan approved by DBS in accordance with clause 4.1

Acceptance Tests	means the tests set out in the Acceptance Test Plan to demonstrate that a Deliverable meets its Acceptance Criteria.

Change Order	means a written amendment to an Order concluded in terms of clause 3.2.

DBS Auditors	means DBS, its auditors (whether internal or external), Government Authorities or their authorised representatives (including appointed auditors or agents).

DBS Assets	means assets owned, leased or licensed by DBS and identified in an Order to be made available to the Supplier to provide the Services.

DBS Data

means all data and information:

a)    provided or made available to the Supplier by DBS, or accessed by the Supplier in performing a Contract;

b)    collected, created or generated by the Supplier or any third party for DBS pursuant to a Contract (including all data logs and audit trails); or

c)     hosted in DBS systems or managed by the Supplier.

DBS Dependencies	means the activities specified in an Order to be performed by DBS which are required for the Supplier to perform the Services.

DBS Materials	means any Materials, whether existing before or after the conclusion on a Contract, in which DBS owns or licenses the Intellectual Property Rights and which are used by the Supplier or Supplier Assigned Staff in the provision of the Services.

DBS Policies	means all DBS policies, standards, procedures or instructions relevant to the performance of a Contract and made available to the Supplier from time to time.

DBS Premises	means premises owned, occupied, leased, licensed or controlled by a DBS Entity.

Deliverables	means the items to be delivered to DBS as part of the Services, as stated in an Order.

Fee Reductions	means the amounts to be reimbursed to DBS for a delay or failure to meet a timeline specified in an Order.

Good Industry Practice	means, in relation to any undertaking and any circumstances, the exercise of a high degree of skill, diligence, prudence and foresight as can be expected from a reasonably skilled and experienced person engaged in the same or similar type of undertaking under the same or similar circumstances.

Key Personnel	means the Supplier Assigned Staff named as Key Personnel (including any replacement(s) thereafter) in an Order or otherwise agreed between the Parties and any replacement Key Personnel.

Materials	means equipment, software, documentation, know-how, databases, information or other materials in any form.

Module Effective Date	means the date specified as such at the beginning of this Module.

New Materials	means new Materials created by or on behalf of the Supplier in providing the Services and Deliverables.

Residual Information	means general skills and experience retained in the unaided memory of DBS Personnel, without intent to appropriate the information of the Supplier, as a result of their use or, receipt of, and/or, access to, the Supplier Materials or Services.

Screening Procedures	means the procedures to be conducted in respect of Supplier Assigned Staff as set out in Clause 8.4(1)(b).

Services	means the professional services to be provided by the Supplier as stated in an Order.

Supplier Assigned Staff	means the Supplier’s employees, officers and/or directors who have been assigned by the Supplier to provide the Services. To the extent that the Supplier subcontracts the Services under Clause X, the definition of “Supplier Assigned Staff” shall also include such subcontractors and/or their employees, officers, directors who have been assigned to provide the Services.

Supplier Materials	means Materials and other assets owned by or licensed to Supplier or Supplier Assigned Personnel (other than in terms of a Contract) which are used in the provision of the Services and Deliverables.

Supplier Premises	means premises other than DBS Premises from which the Supplier Assigned Staff performs the Services.

Supplier Tests	means the tests to be conducted by the Supplier on a Deliverable before delivery to DBS to determine whether it meets its Acceptance Criteria.

2	Duration

This Module commences on the Module Effective Date and endures for as long as the General Terms are in force.

3	Services

3.1	Scope of Services

The Supplier will provide the Services and Deliverables specified in an Order in accordance with the requirements stated in the Order, including any timelines for delivery. Any services, functions or responsibilities not specifically described in the Order or elsewhere in the Contract which are an inherent, necessary or customary part of the Services and are required for the proper performance of provision of the Services will be deemed to be within the scope of the Services.

3.2	Changes

(1)	From time to time, the Parties may execute Change Orders to modify an Order, provided such modifications are limited to changes in:

(a)	Services and Deliverables; and

(b)	timelines for delivery.

Change Orders may not be used to amend any agreed Charges or rate cards contained in an Order (whether as a result of any change to the items in clause 3.2(1)or otherwise), or the terms and conditions contained in the General Terms or any Module (including this Module or any relevant Local Module or Regulatory Module). Such amendments may only be effected by a written contract variation under clause 21.10 of the General Terms.

(2)	If DBS makes a written request for a change to an Order in terms of clause 3.2(1), the Supplier will prepare a Change Order describing the requested change and any modifications to the terms of the Order. The Parties will discuss the Change Order(s) in good faith with a view to reaching agreement.

(3)	Changes may only be implemented in accordance with a Change Order signed by the Parties. DBS will not be responsible for any costs incurred in connection with a change in the absence of a signed Change Order.

(4)	The Supplier may not charge DBS for the review and analysis of a change request or the preparation or amendment of a Change Order.

3.3	Delays and Fee Reductions

(1)	If a delay or failure to meet a timeline occurs, without prejudice to DBS’ other rights or remedies, the Supplier must:

(a)	immediately notify DBS and provide the reasons for such delay or failure and any remedial actions taken to address it;

(b)	where relevant to the Services or Deliverables, provide extra resources to resolve such delay or failure at its own costs; and

(c)	reimburse DBS for any Fee Reductions stated in the applicable Order.

(2)	Without prejudice to DBS’ other rights and remedies, where a delay or failure exceeds the time limit specified in the Order for which Fee Reductions are payable, DBS may terminate the Contract immediately and/or recover its Losses for any further delays or failures past the time limit.

(3)	Unless otherwise stated in an Order, Fee Reductions owing to DBS will be: (a) deducted from the Supplier’s next invoice for the Services; or (b) if the Contract has terminated or expired, refunded in cash.

3.4	Effect of Fee Reductions

(1)	The Parties agree that Fee Reductions:

(a)	are not liquidated damages or penalties;

(b)	represent a price adjustment by way of refund for Charges for the value of Services or Deliverables not supplied, not supplied in time, or not supplied to the agreed standards (as the case may be);

(c)	reflect DBS’ and other DBS Entities’ legitimate interest in avoiding a delay in providing Acceptance of Deliverables because of the adverse impact that such event would have on the business operations of DBS and other DBS Entities (and their respective customers);

(d)	have been negotiated by Parties of similar bargaining strength who have had the benefit of legal advice; and

(e)	will not preclude DBS and DBS Entities from recovering damages for actual Losses suffered.

3.5	Relief

(1)	All DBS Dependencies and DBS Assets required which DBS must perform or provide in order for the Supplier to provide the Services must be expressly stated in an Order.

(2)	Failure by DBS to perform a DBS Dependency or provide a DBS Asset is not a breach of this Agreement. However, the Supplier is not responsible for any failure to provide Services or meet timelines to the extent directly attributable to DBS’s failure to perform a DBS Dependency, provide a DBS Asset or the acts or omissions of DBS or its Personnel, provided that the Supplier:

(a)	nevertheless used commercially reasonable endeavours to provide the Services in accordance with agreed timelines;

(b)	promptly informed DBS of the reason why it could not do so, including where practicable by providing advance written notice; and

(c)	takes any steps in addition to commercially reasonable endeavours that DBS may reasonably request and for which DBS agrees to bear the reasonable costs.

4	Deliverables and Acceptance

4.1	Developing Acceptance Test Plan

(1)	The Supplier must develop a draft Acceptance Test Plan within the timelines stated in the Order and submit it to DBS for approval. The draft Acceptance Test Plan must include proposed:

(a)	Supplier Tests, Acceptance Criteria and Acceptance Tests; and

(b)	timelines by which the Supplier Tests and Acceptance Tests must be completed (if not already stated in the Order).

(2)	The Supplier will make any amendments to the draft Acceptance Test Plan reasonably requested by DBS.

4.2	Supplier Testing

(1)	The Supplier must conduct Supplier Testing in respect of all Deliverables in accordance with the Acceptance Test Plan before they are delivered to DBS.

(2)	The Supplier must:

(a)	notify DBS at least 10 Business Days before conducting Supplier Tests and give DBS an opportunity to witness the Supplier Tests; and

(b)	report the results of the Supplier Tests to DBS in writing.

(3)	The Supplier must correct any failure of a Deliverable which caused it to fail the Supplier Tests, and repeat the Supplier Tests, in each case so as to ensure that they pass the Supplier Tests within the timeframe specified in the Order and are ready for DBS Acceptance Testing.

4.3	DBS Acceptance Testing

(1)	If a Deliverable has passed Supplier Testing, the Supplier will give DBS at least ten Business Days’ notice before making the Deliverables available for Acceptance Testing by DBS (or a third party service provider engaged by DBS).

(2)	Each Party will comply with its obligations (if any) set out in the Acceptance Test Plan, including in relation to the provision and approval of test data to be used in the Acceptance Tests.

(3)	The Supplier may attend the Acceptance Testing. If requested by DBS, the Supplier will assist DBS in undertaking and evaluating the Acceptance Tests.

(4)	DBS will use reasonable endeavours to carry out the Acceptance Tests within the timeframe specified in the Project Plan (Acceptance Test Period) and notify the Supplier as to whether the Deliverables are Accepted or rejected. DBS may extend the Acceptance Test Period by a reasonable period on written notice to the Supplier.

(5)	If DBS neither gives a notice of Acceptance or rejection by the end of the Acceptance Test Period, the Supplier will notify DBS of this requirement, and the Acceptance Test Period will be extended by five Business Days from DBS’s receipt of the notice.

(6)	If requested by the Supplier (and at its own cost), DBS will provide it with the Acceptance Test results.

(7)	If DBS rejects any Deliverable:

(a)	DBS will provide the Supplier with information reasonably requested by it to assist the Supplier in verifying the failure of the Deliverable to meet the Acceptance Criteria;

(b)	the Supplier must, without additional cost to DBS (as such costs are already included in the Charges):

(i)	correct any failure of the Deliverable to comply with the Acceptance Criteria;

(ii)	make the Deliverable available to DBS for Acceptance Testing again;

within 10 Business Days of DBS’s rejection notice (or such other period as may be mutually agreed between the Parties in writing).

(c)	the Parties will then repeat the process set out in clauses 4.3(2) to 4.3(6) until the Deliverable is Accepted or DBS exercises its termination rights under clause 4.3(8).

(8)	If DBS rejects a Deliverable 3 or more times, DBS may, by notice to the Supplier:

(a)	grant an extension of the time for completing the Acceptance Tests;

(b)	put the Deliverable (in whole or in part) into a live environment. The Supplier must, at its own cost, ensure that the Deliverable is promptly corrected and put through Supplier Tests. The process in clauses 4.3(2) to 4.3(6) will be repeated until the Deliverable is Accepted;

(c)	Accept the Deliverable at a reasonable reduced Charge agreed between the Parties, taking into account the reduced value in the Deliverable resulting from its failure to meet the Acceptance Criteria;

(d)	terminate the applicable Contract (in whole or in part). If DBS exercises this right, the Supplier must promptly refund any applicable Charges pre-paid by DBS.

(9)	Acceptance of a Deliverable or putting it in a live environment does not relieve the Supplier of any liability for breach of any of its obligations under the Contract, constitute an affirmation of contract in relation to any breach by the Supplier; or constitute a waiver within the meaning of clause 21.8 of the General Terms.

(10)	DBS may withhold payment of invoices for Charges for rejected Deliverables until they are Accepted. In any event, the Supplier may not issue invoices for Deliverables until they have been Accepted.

4.4	Ownership and risk

Unless otherwise agreed in an Order, title and risk in the medium (if any) in which a Deliverable is supplied to DBS pass to DBS upon Acceptance of that Deliverable. To the extent that Deliverables incorporate DBS Materials, Supplier Materials or New Materials, clause 11 applies.

5	Relationship management

The Parties will follow the procedures set out in Schedule 1 (Relationship Management), which may be amended from time to time by written agreement.

6	Payment

6.1	Charges

(1)	The Charges for the Services [shall be calculated in accordance with the rate cards as set out under Schedule 2,] will be specified in the applicable Order and must include all Supplier costs agreed to be paid by DBS in relation to the Services and Deliverables.

(2)	Where the Parties have agreed for the Charges to be calculated on a time and materials basis, invoices for such Charges must be accompanied by details evidencing how the Charges were derived, including time sheets evidencing the hours worked by all Supplier Assigned Staff and approved in writing by DBS.

6.2	Expenses

Any costs or expenses incurred by the Supplier in connection with the Services (including any costs for setting up new Supplier Premises, travel, visa and accommodation expenses, and per diem fees) will only be paid by DBS if they are:

(1)	in line with all relevant DBS Policies;

(2)	pre-approved in writing by the DBS representative named in the applicable Order;

(3)	evidenced by production of the actual receipts; and

(4)	unless otherwise specified in an applicable Order, subject to a cap of 15% of the total Charges payable under that Order.

6.3	Approval of details evidencing Charges and expenses by DBS does not prejudice DBS’ rights to:

(1)	dispute an invoice in accordance with clause 7.4 of the General Terms; and

(2)	conduct audits in accordance with clause 7.5 of the General Terms or clause 7 of this Module.

7	Audit

7.1	In addition to Clause 7.5 of the General Terms, the Supplier will provide DBS Auditors, with access to:

(1)	records, data, documentation and other materials relating to the Services, Deliverables, Charges or performance of the Supplier’s obligations under a Contract;

(2)	Supplier Premises;

(3)	equipment, system and software used to provide the Services; and

(4)	Supplier Assigned Staff,

for the purpose of undertaking the following (each an Audit):

(1)	fulfilment of any request by a Government Authority with jurisdiction over DBS or a DBS Entity; and

(2)	verification of the Supplier’s or any Supplier Assigned Staff’s compliance with applicable Laws and the terms of the Contract.

7.2	The frequency, timing and scope of the audit(s) (including audits conducted on an ad hoc basis) will be as specified by DBS.

7.3	The Supplier will provide DBS Auditors with assistance, cooperation and facilities (including office space and photocopying facilities) to enable them to undertake an Audit.

7.4	The Supplier agrees that audit rights under this clause 7 are directly enforceable by a Government Authority against the Supplier and/or Supplier Assigned Staff.

7.5	Each Party will bear its own costs of participating in any Audits. DBS will bear the DBS Auditors’ costs, unless the Audit discloses that the Supplier is in breach of a Contract, in which case the Supplier will reimburse DBS for these costs.

8	Supplier Assigned Staff

8.1	This clause 8 applies to all Supplier Assigned Staff that are deployed on DBS Premises and/or have access to DBS systems or DBS Data. Where Supplier Assigned Staff are employed by the Supplier subcontractors, the Supplier must procure that the subcontractor complies with this clause 8.

8.2	The Supplier will provide reasonable details of Supplier Assigned Staff engaged in the provision of the Services promptly on request from DBS at any time.

8.3	The Supplier is responsible for:

(1)	all acts and omissions of the Supplier Assigned Staff as if they were the acts and omissions of the Supplier;

(2)	ensuring that if any Supplier Assigned Staff are subject to immigration control, that such persons have valid and subsisting leave, permit(s), visa(s) or pass(es) to enter or remain in the country or territory where the Services are to be provided and to undertake the Services there;

(3)	all obligations imposed on it by applicable Law or otherwise by reason of, or relating to, the Supplier Assigned Staff being employed or contracted by the Supplier including leave entitlement and withholding and paying all taxes and social security premiums or contributions (or any similar amounts) with respect to salary, remuneration, benefits and other costs payable to and/or in connection with the Supplier Assigned Staff; and

(4)	overall career management and/or disciplinary matters arising in relation to the Supplier Assigned Staff’s behaviour and performance. DBS may discuss any concerns in this regard with the Supplier.

8.4	Pre-assignment requirements

(1)	Before assigning any Supplier Assigned Staff to the provision or Services, the Supplier must:

(a)	ensure that the Supplier Assigned Staff meet any qualification, training and other requirements specified in the Order or as specified by DBS from time to time;

(b)	to the extent not prohibited by Law, conduct or procure the following Screening Procedures on the Supplier Assigned Staff at the Supplier’s cost, unless the Order expressly states that this is not required:

(i)	criminal (including anti-money laundering) and bankruptcy background checks;

(ii)	litigation checks;

(iii)	directorship or any company membership checks;

(iv)	health and sanity checks;

(v)	credit bureau checks;

(vi)	providing DBS with completed onboarding forms if required by DBS; and

(vii)	any other procedures and requirements notified by DBS to the Supplier from time to time;

(c)	obtain the written consent of all Supplier Assigned Staff to:

(i)	carry out the Screening Procedures;

(ii)	provide the results of the Screening Procedures to DBS in accordance with clause 8.4(1)(d); and

(iii)	disclose their personal data to DBS for all purposes relating to the Services;

(d)	promptly provide to DBS:

(i)	written confirmation that the Screening Procedures have been recently conducted (in any event, within the last 12 months) and the results are satisfactory, together with any additional information required by Law; and

(ii)	only if requested by DBS, the detailed results of the Screening Procedures, the records and documents gathered as a consequence of the Screening Procedures and any other information related to the Screening Procedures; and

(e)	unless DBS has granted a written exception in respect of a particular individual or class of Supplier Assigned Staff, ensure that all Supplier Assigned Staff:

(i)	are bound by confidentiality obligations that are no less strict than the Supplier’s confidentiality obligations under the applicable Contract;

(ii)	sign agreements enabling the Intellectual Property Rights provisions in clause 11;

(iii)	sign any declarations required by DBS (which may also be required on an ongoing basis in accordance with DBS Policies); and

(iv)	sign any other agreements or documents reasonably required by DBS.

(2)	The Supplier shall not deploy (or allow a subcontractor to deploy) Supplier Assigned Staff whose screening results indicate any adverse finding, or who have been convicted of a criminal offence (other than a non-imprisonable offence under the Road Traffic Ordinance (Cap. 374) or equivalent legislation in other jurisdictions) unless permitted by DBS in writing.

(3)	DBS may request the Supplier to repeat the Screening Procedures in respect of any Supplier Assigned Staff at any time.

8.5	Training

The Supplier must ensure that all Supplier Assigned Staff undergo any mandatory training required by DBS, including training on DBS’ IT security policies and standards, and disaster recovery procedures, unless DBS has granted a written exception in respect of a particular individual or class of Supplier Assigned Staff. If any Supplier Assigned Staff do not pass a training assessment after two attempts, DBS may request that they be removed in terms of clause 8.7(1).

8.6	Ongoing requirements

Throughout the term of each Contract, the Supplier must:

(1)	have sufficient Supplier Assigned Staff who are adequately trained, skilled and qualified to provide the Services;

(2)	if the Order specifies that Supplier Assigned Staff are engaged to provide the Services on a full-time basis, ensure that they are dedicated to DBS and are not engaged in any other work, business or assignments (including performing similar services for the Supplier’s other clients);

(3)	appropriately instruct and manage all Supplier Assigned Staff in the provision of the Services;

(4)	subject to clause 8.7, ensure that Supplier Assigned Staff are not changed in a way that causes disruption to the provision of the Services; and

(5)	ensure that the tenure of all Supplier Assigned Staff does not exceed the local statutory requirements;

(6)	ensure that Supplier Assigned Staff:

(a)	do not represent themselves as being the employees or other Personnel of DBS;

(b)	comply with requests or instructions issued by or on behalf of DBS that are consistent with the terms of the applicable Contract;

(c)	act in a professional, fit and proper manner and perform the Services in accordance with Good Industry Practice; and

(7)	be liable for the acts and omissions of Supplier Assigned Staff, as if they were the Supplier’s own acts and omissions.

8.7	Removal and replacement

(1)	DBS may by written notice, require the Supplier to immediately remove any Supplier Assigned Staffwho DBS believes:

(a)	have not met the requirements of clauses 8.4 to 8.6;

(b)	are not providing the Services satisfactorily, properly, efficiently or in accordance with the Contract or is in any way disruptive to DBS’ business or operations,

(2)	The Supplier must immediately replace any removed Supplier Assigned Staff with suitable alternative Supplier Assigned Staff of at least equal status, skills, qualifications, experience and knowledge and ensure appropriate handover and knowledge transfer between the removed and alternative Supplier Assigned Staff. Such alternative Supplier Assigned Staff shall also be subject to the requirements set out under Clauses 8.4 to 8.6 above.

(3)	DBS will be entitled to a pro-rated reduction in the Charges (if Charges are calculated on a fixed-fee basis) for any period in which Services are not being provided.

(4)	Exercise by DBS of its right under clause 8.7(1) does not:

(a)	entitle the Supplier to any compensation or other recourse. Where the replacement Supplier Assigned Staff are required to re-perform or correct any work, this will be at the Supplier’s cost;

(b)	constitute a waiver of rights by DBS or affirmation of contract in relation to any breach by the Supplier or prejudice any of DBS’ rights and remedies under the Contract or at Law; or

(c)	relieve the Supplier of its obligations (including providing the Services in accordance with the Contract).

(5)	Upon removal of Supplier Assigned Staff, the Supplier must immediately withdraw and/or revoke those Supplier Assigned Staff’s access to DBS Data, DBS Premises, DBS Materials and DBS Assets and provide written confirmation to DBS that this has been done.

8.8	Key Personnel

(1)	The Supplier may not replace any Key Personnel without DBS’ prior written consent, except in cases of illness, death, resignation or planned retirement.

(2)	All replacement Key Personnel must be approved by DBS in writing and shall be subject to the requirements set out under Clauses 8.4 and 8.5 above. The Supplier must ensure that:

(a)	it provides DBS with the resumes and curriculum vitae of such replacement Key Personnel and arrange for DBS to interview the proposed replacement Key Personnel for DBS to assess their suitability for the role; and

(b)	the replacement is as well qualified, skilled and experienced as the individual being replaced, trained in relation to the particular requirements of DBS (without charge to DBS) and will not adversely impact the continuity and/or provision of the Services.

9	Premises

9.1	The Services will be provided from the DBS Premises or Supplier Premises stated in an Order. Any changes to DBS Premises or Supplier Premises must also be agreed in writing, including moving specific Services or Supplier Assigned Staff between approved DBS Premises or Supplier Premises.

9.2	In respect of Services provided at DBS Premises:

(1)	DBS will permit relevant Supplier Assigned Staff to have reasonable access to parts of the DBS Premises that are necessary to fulfil the Supplier’s obligations under a Contract, provided that they comply with the applicable site, security and other DBS Policies. DBS may revoke this access for any reason and at any time without notice.

(2)	DBS may at any time, acting reasonably, remove any Supplier Assigned Staff from DBS Premises or prevent their access to DBS Premises. This does not relieve the Supplier from its obligations to provide the Services.

(3)	The Supplier will ensure that Supplier Assigned Staff:

(a)	comply with any prevailing health, safety and security DBS Policies in effect at DBS Premises;

(b)	adhere to DBS’ instructions in respect of DBS Premises as may be in notified to the Supplier from time to time (including those issued in respect of any health and safety requirements at DBS Premises);

(c)	do not do anything which may constitute a breach of DBS’ leases, licences, insurance terms (notified to the Supplier) or applicable Laws affecting DBS Premises; and

(d)	do not cause or permit any nuisance, damage or disturbance at the Premises.

9.3	The Supplier must notify DBS of any health and safety or security risks of which the Supplier or Supplier Assigned Staff become aware in connection with the provision of the Services.

10	DBS Assets

10.1	The Supplier shall use DBS Assets for the sole purpose of providing Services under a Contract.

10.2	DBS retains ownership of DBS Assets at all times. The Supplier bears the risk of loss of or damage to DBS Assets during any period in which they are in the possession or under the control of the Supplier or Supplier Assigned Staff.

10.3	The Supplier will return all DBS Assets in the same condition in which they were received, subject to normal wear and tear.

11	Intellectual Property Rights

11.1	This clause replaces clause 11 of the General Terms for Contracts in which this Module is incorporated.

11.2	DBS owns all Intellectual Property Rights in DBS Materials, DBS Data and any enhancement or modification to, or adaption or derivative work of, DBS Materials and DBS Data. Except as licensed under a Contract, the Supplier will not acquire any Intellectual Property Rights in these items.

11.3	The Supplier owns all Intellectual Property Rights in Supplier Materials. Except as licensed under a Contract, DBS will not acquire any Intellectual Property Rights in Supplier Materials.

11.4	The Supplier grants (and will procure that Supplier Assigned Staff grant) DBS a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, and transferable license to use Supplier Materials in connection with receiving the benefits of the Services, performing any of DBS’ obligations or exercising any of DBS’ rights under a Contract. This license also extends to other DBS Entities and their Personnel and third parties engaged by DBS or DBS Entities to provide services in respect of the use of the Services.

11.5	The Supplier irrevocably and unconditionally assigns to DBS or its nominee (and will procure that Supplier Assigned Staff do the same) all Intellectual Property Rights subsisting in:

(1)	New Materials, except to the extent that they comprise Supplier Materials); and

(2)	DBS Materials and DBS Data, to the extent that assignor owns such rights by virtue of its activities in connection with a Contract.

11.6	The Supplier will do (and will procure that Supplier Assigned Staff does) all things necessary to effect, perfect and record the assignment under clause 11.5 and assist in DBS’ defence of any infringement claims in relation to any third party’s Intellectual Property Rights or other statutory or common law rights.

11.7	DBS grants to the Supplier a non-exclusive, revocable, royalty-free, non-sub-licensable and non-transferable license to use DBS Materials, DBS Data and New Materials during the term of a Contract solely for the purpose of, and to the extent necessary for, the performance of the Supplier’s obligations under that Contract.

11.8	The Supplier acknowledges that DBS Personnel (but excluding its contractors, subcontractors, consultants or agents) may acquire Residual Information receiving the Services. Subsequent lawful use of such Residual Information in the ordinary course of business does not constitute a breach of a Contract.

11.9	This clause 11 survives the expiry or termination of a Contract.

12	Infringement

12.1	The Supplier will indemnify DBS and the DBS Entities against all Losses (including legal costs on a full indemnity basis) arising from or incurred by reason of any claim that New Materials, Supplier Materials or any part or whole of the Services supplied or used by Supplier pursuant to a Contract (Indemnified Materials) infringes any Intellectual Property Rights or other statutory or common law rights of any third party. This indemnity does not apply to claims of infringement which arise by reason only of any unauthorised modification by DBS of the items provided by the Supplier.

12.2	DBS will give the Supplier prompt notice in writing of any such claim.

12.3	Without prejudice to DBS’ right to defend a claim alleging such infringement, the Supplier will if requested by DBS, defend such claim at the Supplier’s expense. The Supplier shall observe DBS’ directions relating to the defence or negotiation for settlement of the claim.

12.4	DBS will provide the Supplier with reasonable requested assistance in conducting the defence of such claim, at the Supplier’s expense.

12.5	Without prejudice to DBS’ other rights and remedies, if any of the Indemnified Materials are held to infringe Intellectual Property Rights and their use is enjoined, the Supplier will at its own expense, if requested by DBS:

(1)	procure for DBS the right to continue using the Indemnified Materials; failing which,

(2)	replace or modify the Indemnified Materials so as to avoid the infringement; failing which,

(3)	pay DBS for the Indemnified Materials, a sum equivalent to the purchase price of functionally equivalent items upon the return of the infringing Indemnified Materials.

12.6	If any claim or action is contemplated or instituted for an alleged infringement of Intellectual Property Rights or other statutory or common law rights, DBS may terminate the Contract immediately by written notice. The Supplier will compensate DBS with the Charges already remitted and DBS may engage the services of other vendors. This clause 12.6 is without prejudice to DBS’ other rights and remedies.

12.7	This clause 12 survives the expiry or termination of a Contract.

13	Warranties, representations and undertakings

13.1	The Supplier warrants, represents and undertakes in relation to each Contract that:

(1)	Deliverables will be provided on time and meet the specifications stated in the Order;

(2)	Supplier Assigned Staff will have the training, qualifications and experience specified in their resumes or curriculum vitae (where applicable) and the relevant Order and will be diligent, competent and professional, having regard to the standard that would reasonably be expected of a person of his or her training, qualifications and experience;

(3)	it will meet the obligations in clauses 8.4 to 8.6;

(4)	the Indemnified Materials do not infringe any Intellectual Property Rights or other property rights of any third party;

(5)	it has the authority to assign all Intellectual Property Rights in the New Materials (and any DBS Materials and DBS Data if applicable) to DBS or its nominee; and

(6)	Supplier Assigned Staff will not in the course of providing the Services, infringe any Intellectual Property Rights or other statutory or common law rights of any third party.

14	Indemnities

14.1	The Supplier will indemnify DBS, other DBS Entities receiving Services and their respective Personnel for all Losses (including those arising from third party claims) incurred by them arising out of or in connection with:

(1)	a breach by the Supplier of the warranties, representations and undertakings in clause 13;

(2)	the Supplier’s (or Supplier Assigned Staff’s) acts, omissions or defaults in the performance of obligations under this Contract or otherwise in relation to DBS Data;

(3)	any and all labour entitlements, taxes, and social security premiums or contributions or other similar amounts (including the employer’s part thereof) which DBS may be required to pay or be obliged to withhold in respect of the Supplier Assigned Staff in connection with or as a consequence of a Contract and any and all Losses which may be levied against DBS with regard to any such labour entitlements, taxes and social security premiums;

(4)	any claim by or in respect of any employee, former employee or worker of the Supplier or Supplier Assigned Staff in connection with their employment, including termination of employment, payment of salary or any statutory entitlements, the application of employment Law or the transfer of any such Supplier Assigned Staff, or any claim in relation to the dismissal of such person by any DBS Entity or their respective Personnel.

15	Insurance

15.1	The Supplier must maintain the following insurance policies for purposes of this Module as referred to in clause 15.1 of the General Terms:

(1)	professional indemnity insurance: HK$20 million;

(2)	public liability insurance: HK$20 million;

(3)	general products liability insurance: HK$20 million;

(4)	employee fidelity / fraud insurance: HK$20 million;

(5)	employers’ liability insurance with policy limits of not less than the statutory requirements. If the Supplier Assigned Staff are not employees of the Supplier, the Supplier shall ensure that the employer of such Supplier Assigned Staff holds such insurance;

(6)	property damage insurance: HK$20 million;

(7)	business interruption insurance: HK$20 million;

(8)	data protection and cyber risk insurance: HK$20 million

all of which must include a waiver by the insurer of its subrogation rights against DBS, DBS Entities, their Personnel and other parties nominated by DBS.

15.2	The Supplier must:

(1)	procure the insurance policies from a reputable insurer;

(2)	pay all premiums and any other fees, costs and expenses due in respect of the insurance policies on time;

(3)	on the commencement of each Contract and at least once every 12 months, provide DBS with confirmation of the insurance policies from the insurer;

(4)	promptly notify DBS of any change in cover, cancellation or non-renewal of any of the insurance policies;

(5)	do nothing (and ensure that Supplier Assigned Staff do nothing) to invalidate, or prejudice DBS Entities’ interest in, the insurance policies;

(6)	notify DBS of any claims (including those made before conclusion of a Contract) or potential claims under the insurance policies and take such action as DBS may reasonably require in respect of such claims or potential claims; and

(7)	impose equivalent insurance requirements to those in this clause 15 on its subcontractors.

16	Termination for convenience

Unless a different period is stated in the applicable Order, DBS must give 30 days’ written notice to the Supplier to terminate a Contract for convenience in accordance with clause 17 of the General Terms.

Signatures on the next page

Signature page

Signed at Hong Kong on _________________________ 2025.

For and on behalf of
DBS Bank (Hong Kong) Limited

Head of Group Procurement & Services
Who warrants authority

Signed at Hong Kong on _________________________ 2025.

For and on behalf of
TalentQuest HR Limited

Andrew Ho
Managing Director
Who warrants authority

Schedule 1 – Relationship management

This Schedule sets out the forums and procedures to be followed by the Parties to manage the Services.

Meeting	Frequency	DBS attendees	Supplier attendees	Purpose of meeting	Comments
Monthly Business Reviews	Monthly	Project Manager	Project Manager	Review monthly performance. Supplier contractual performance. Supplier Assigned Staff performance.

Monthly Business Reviews may include: performance metrics, headcount reports, cycle-time metrics, spending, accomplishments, future initiatives, changes in Supplier Assigned Staff, communications, open issues, strategy for issue resolution, and corrective actions implemented during the month.

The Parties will also discuss any issues that DBS may have with respect to the Services.

Quarterly Business Reviews	Quarterly	Project Manager	Project Manager	Review quarterly performance. Supplier contractual performance. Supplier Assigned Staff performance.

Quarterly Business Reviews may include: required reports and metrics, headcount, open requisitions, spending, Supplier Assigned Staff tenure, fill rates, cycle time, turnover, invoicing, outstanding invoices, aging of billing, DBS satisfaction index/quality issues, overtime, market trends, Supplier Assigned Staff performance, compliance, DBS Policies, pre-assignment requirements, assignment termination process, mark-up and bill rates, Services issues, progress against initiatives, corrective actions implemented during the quarter, Services savings tracking and measurement, process improvements and recommendations.

The Parties will also discuss any issues that DBS may have with respect to the Services.

Operations Committee Meeting	Annually (unless otherwise agreed)	Project Manager	Project Manager	Dispute resolution. Supplier contractual performance.	All decisions made by the Operations Committee must be by unanimous vote of the members present. No action may be taken by the Operations Committee unless at least one member appointed by each Party is present.

The Supplier is responsible for:

1	coordinating the time and place of all meetings with DBS; and

2	promptly document the Monthly Business Reviews and Quarterly Business Reviews and provide the documentation to DBS to use as one measure of the Services.

Schedule 2: Rate Cards

Intentionally left blank as not applicable